EXHIBIT 99.1

Tuesday Morning Corporation Appoints Paul Metcalf as Acting Chief Merchant

DALLAS, Dec. 09, 2019 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ: TUES) today announced that Paul Metcalf will assume the role of acting chief merchant, effective immediately. Mr. Metcalf has been working with Tuesday Morning since April 2019 in a consultant capacity on a part-time basis. This transition formalizes his role within the organization and reflects Mr. Metcalf’s commitment to the company. Mr. Metcalf will continue to retain his role as Owner Principal of BEL Retail/Wholesale Advisors while serving in this enhanced capacity with Tuesday Morning.

Steve Becker, Chief Executive Officer, stated, “I am thrilled to welcome Paul to the Tuesday Morning team in a more defined capacity. Paul has been working with our teams since April and I am very pleased with the progress he is driving within our merchant organization.  He has been instrumental in recruiting talented off-price merchants, including three Divisional Merchandising Managers, greatly expanding our vendor relationships and instituting improved processes, all of which are enabling Tuesday Morning to embrace our off-price roots.  His successful off-price experience and leadership in transforming buying organizations are extremely valuable as we continue to focus on improving our assortment and value equation.”

Mr. Metcalf commented, “I am excited to be expanding my role and increasing my commitment to Tuesday Morning. We are making significant strides with our merchandising strategy and I look forward to leveraging my experience to drive further improvement and realize the potential that exists for Tuesday Morning.”

Mr. Metcalf has over 30 years of retail experience. Prior to his role at Tuesday Morning, he was the Executive Vice President and Chief Merchandising Officer at Burlington Stores, Inc. While there, Mr. Metcalf successfully led the transformation of the merchant organization and helped to take the company public in 2013. Prior to his role at Burlington Stores, Inc., Mr. Metcalf was a senior leader in the merchant organization for The TJX Companies, Inc.  Most recently Mr. Metcalf led a similar successful merchandise turnaround at the off-price retailer, Gabriel Brothers.  He began his career with May Department Stores where he held a variety of positions within the merchant organization.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ: TUES) is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 700 stores in 39 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

INVESTOR RELATIONS:
Farah Soi / Caitlin Churchill
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Churchill@icrinc.com

MEDIA:
Jonathan Morgan
PERRY STREET COMMUNICATIONS
214-965-9955
JMorgan@perryst.com